DWS Large Cap Value Fund, Class R Shares

DWS Dreman Small Cap Value Fund, Class R Shares

DWS Dreman High Return Equity Fund, Class I Shares

Important Proxy

News

PLEASE VOTE TODAY!

Dear Shareholder:

Recently, we distributed proxy materials regarding the Special Meetings of Shareholders of the DWS funds listed above. These meetings, which were originally scheduled for June 28, 2006, have been adjourned to August 10, 2006 at 4:00 p.m. Eastern time at the offices of Deutsche Asset Management, 345 Park Avenue, New York, NY 10154. To date, our records indicate that we have not received your voting instructions. We are still accepting votes to increase shareholder participation.

After careful consideration, the Board of Trustees recommends that shareholders of each affected class of each fund vote “FOR” the proposal. Your vote is important no matter how many shares you own. We urge you to act promptly in order to allow us to obtain a sufficient number of votes and avoid the cost of additional solicitation.

For your convenience, please utilize any of the following methods to submit your vote:

1. By Phone.

Please call Computershare Fund Services toll-free at 866-436-9260. Representatives are available to take your vote Monday through Friday between the hours of 9:00 a.m. and 11:00 p.m. and Saturday from 12:00 p.m. to 6:00 p.m. Eastern time. Please have your proxy card available.

2. By Internet.

Visit http://vote.proxy-direct.com and follow the simple on-screen instructions.

3. By Touch-Tone Phone.

Dial the toll-free number found on your proxy card and follow the simple instructions.

4. By Mail.

Simply return your executed proxy card in the envelope provided. However, please try to utilize one of the three options above to register your vote, so it may be received in time for the meeting.

WE NEED YOUR HELP. PLEASE VOTE TODAY!

ADJ1REGCOST1CP